FIRST AMENDMENT TO
SECURED PROMISSORY NOTE

THIS FIRST AMENDMENT TO SECURED PROMISSORY NOTE (this "*Amendment*") is made as of March 24, 2005 to that certain Secured Promissory Note, dated as of May 21, 2004 (the "*Note*"), made in favor of ("*Payee*"), by Quintessence Photonics Corporation, a Delaware corporation ("*Maker*"), in the principal amount of $2,500,000. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Note.

RECITALS

WHEREAS, Payee and Maker are parties to that certain First Amendment to Loan Agreement, dated as of even date herewith (the "***Loan Amendment***"), which amends that certain Loan Agreement, dated May 21, 2004, among Maker, Payee and the other lenders listed on Schedule A attached thereto;

WHEREAS, the Loan Amendment is conditioned upon execution and delivery of this Amendment by Maker and Payee; and

WHEREAS, Maker and Payee desire to amend the terms and conditions of the Note as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The first sentence of Paragraph 1 of the Note is amended to read in its entirety as follows:

> Subject to Paragraph 2 and unless otherwise extended by the consent of the Maker and Lenders holding a majority of the aggregate principal amount of the Notes then outstanding, the outstanding principal amount and accrued and unpaid interest shall be payable from this date forward as follows: (i) in equal monthly interest-only installments commencing March 24, 2005 and ending February 24, 2006 and (ii) the remaining outstanding principal amount and accrued and unpaid interest being payable in fifteen equal monthly installments commencing on March 24, 2006 and ending May 24, 2007 (the "**Maturity Date**"). Payee and Maker acknowledge that the total amount outstanding under this Note as of May 25, 2005 is $1,875,718.37, all of which is principal.

2. The first sentence of Paragraph 2 of the Note is amended such that the following is added at the end thereof:

", as may be amended from time to time."

3. Except as provided herein, the Note shall remain in full force and effect.

4. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Secured Promissory Note to be effective as of the date first above written.

Maker:

QUINTESSENCE PHOTONICS CORPORATION

By: ___

Name: __

Title: ______________________________

Acknowledged and agreed by Payee:

By: ______________________________

Name: ______________________________

Title: ______________________________